UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                      FORM 12b-25

                              NOTIFICATION OF LATE FILING

(CHECK ONE): [X]Form 10-K [ ]Form 20-F [ ]Form 11-K [ ]Form 10-Q [ ]Form
             N-SAR

                For Period Ended: DECEMBER 31, 1997
                                  -----------------
                 /  / Transition Report on Form 10-K
                 /  / Transition Report on Form 20-F
                 /  / Transition Report on Form 11-K
                 /  / Transition Report on Form 10-Q
                 /  / Transition Report on Form N-SAR
                 For the Transition Period Ended:
                                                 -----------------------

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

                                 fonix corporation
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                              (Full Name of Registrant)

                                          N/A
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                             (Former Name if Applicable)

                      1225 Eagle Gate Tower, 60 East South Temple
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          (Address of Principal Executive Office (Street and Number))

                            Salt Lake City, Utah 84111
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                            (City, State and Zip Code)

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

       (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]    (b)  The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

       (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-KSB, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

Effective February 24, 1998, the registrant engaged as its independent auditors, Arthur Andersen, LLP, to report on the registrant's financial statements for the fiscal year ended December 31, 1997. Management is in the process of finalizing certain appropriate accounting treatment and related disclosures of material transactions that occurred at or near year end and subsequent to year end which will be included in the Company's financial statements that are required to be included in the Form 10-K. The report will be filed within fifteen days of the date of the date the original report was due.


PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

            Douglas L. Rex                  801               328-0161
    ---------------------------------- -----------------  ------------------
                 (Name)                  (Area Code)      (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If
    answer is no, identify report(s).                       [X] Yes [ ] No


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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or
    portion thereof?                                        [ ] Yes [X] No


    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                            fonix corporation
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                 (Name of Registrant as Specified in Charter)

    has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


    Date   3/31/98                   By /s/ Douglas L. Rex
         ------------                   ----------------------------
                                        Douglas L. Rex, CFO



____________________________________ATTENTION__________________________________


  INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL
                      VIOLATIONS (SEE 18 U.S.C. 1001).
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